Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

James C. Burrows	Jim Buckley
President and CEO	Executive Vice President
CRA International, Inc.	Sharon Merrill Associates
617-425-3700	617-542-5300

CRA INTERNATIONAL ANNOUNCES RESIGNATIONS
OF TWO INSIDE DIRECTORS

Resignations Consistent With Company’s Plan to Increase Board Independence

BOSTON—June 23, 2008—CRA International, Inc. (NASDAQ: CRAI), a worldwide leader in providing management, economics, and financial consulting services, today announced that two of its inside directors, Drs. Carl Shapiro and Steve Salop, resigned from its Board of Directors effective at the close of business on June 18, 2008.  Drs. Shapiro and Salop will continue in their roles as exclusive consultants to the Company.

“The Board wants to recognize the outstanding contributions that both Drs. Salop and Shapiro have made to the Board and the Company during their stewardship,” said James C. Burrows, CRA’s president and chief executive officer.  “Through their consulting work and board contributions, they have been instrumental to the success of CRA during the past decade.” “These two resignations are in line with the Company’s long-term objective of establishing a more independent Board,” said Burrows.  “During the past several years, we have been transitioning toward greater Board independence.  All remaining members, other than myself, are now independent under the rules of the Nasdaq Stock Market.”

Dr. Salop served as a director of CRA since September 1998 and as an outside consultant for the Company since 1987.  Dr. Shapiro served as director since June 2000 and as an outside consultant since December 1998.  The Company has no plans to immediately fill the seats vacated by Drs. Salop and Shapiro, but the Corporate Governance Committee will continue to review the composition and size of the Board, which consists of seven members following the two resignations.

As both Drs. Salop and Shapiro will continue as outside consultants to the Company, the Board Compensation Committee has voted that the restricted stock awards previously granted to them will continue to vest so long as they remain exclusive consultants to the Company.

About CRA International

Founded in 1965, CRA International is a leading provider of management consulting services and economic and financial expertise.  Working with businesses, law firms, accounting firms, and governments, CRA is a preferred consulting firm for complex assignments with pivotal and high-stakes outcomes.  The firm is distinguished by a unique combination of credentials: deep vertical experience in a variety of industries; broad horizontal expertise in a range of functional disciplines; and rigorous economic, financial, and market analysis.  CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  Headquartered in Boston, the firm has sixteen offices within the United States, and seven offices in Canada, Europe, the Middle East, and the Asia Pacific region.  Detailed information about CRA is available at www.crai.com.

Statements in this press release concerning the future business, operating results, estimated cost savings, continued exclusive relationships with its outside consultants, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors. Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock options, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its recent acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, dependence on the growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, intense competition, risks inherent in litigation, and professional liability. Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement. The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

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